Exhibit 99.1

Theragenics Corporation Receives Proposal to Acquire all Outstanding Common Stock at $2.25 to $2.30 Per Share

BUFORD, Ga.--(BUSINESS WIRE)--May 13, 2013--Theragenics Corporation® (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced that its Board of Directors has received a proposal from Juniper Investment Company, LLC (“Juniper”) to acquire all of the Company’s outstanding common stock for $2.25 to $2.30 per share in cash. The Company has entered into an agreement (“Letter Agreement”) dated May 12, 2013 to deal and negotiate exclusively with Juniper through June 11, 2013 regarding a merger transaction. During this period, the Company has agreed not to initiate, solicit, negotiate, discuss or enter into an agreement with or provide any information to any third party with respect to any alternative business combination. The $2.25 to $2.30 per share range in the Letter Agreement reflects a negotiated increase from a $2.05 to $2.10 per share range Juniper initially proposed in its letter dated May 10, 2013 to the Company.

The Letter Agreement is subject to, among other things, satisfactory completion of Juniper’s due diligence review of the Company, the receipt of financing by Juniper and the negotiation and execution of a mutually acceptable definitive merger agreement containing customary terms and conditions. The Letter Agreement provides that Juniper expects any definitive merger agreement between the Company and Juniper would contain an appropriate "go shop" provision allowing the Company, for a period of 30 days from the date of execution of a definitive merger agreement, the ability to solicit interest from third parties in connection with an alternative business combination.

No final decision has been made to engage in a merger transaction or similar business combination with Juniper or any other party. The Board continues to evaluate strategic alternatives, including Juniper’s proposal, consistent with its fiduciary duties to act in the best interest of the Company’s stockholders. There can be no assurance that any definitive merger agreement will be entered into or, if entered into, what the terms thereof will be, or that this or any other transaction will be approved or consummated. The Company does not intend to comment further regarding this proposal or its evaluation of strategic alternatives unless a specific transaction is recommended by the Board.

The Company is being advised in this process by its financial advisor, VRA Partners, and its legal advisor, Bryan Cave LLP.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, implanters, introducer products, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. Theragenics’ brachytherapy business manufactures, custom loads, distributes and markets “seeds” used primarily in the minimally invasive treatment of localized prostate cancer. The Company’s brachytherapy product line (www.theragenicsbrachy.com) includes its palladium-103 TheraSeed® and its iodine-125 AgX100® devices. The terms "Company," "we," "us," or "our" mean Theragenics Corporation and all entities included in our consolidated financial statements. For additional information, call our Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks and uncertainties, including, without limitation, statements regarding the outcome of exploring strategic alternatives, a proposed business combination with Juniper, success and results of strategic initiatives, future financial performance or financial position, as well as our assumptions underlying such information. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the completion of due diligence, execution of a definitive agreement, satisfaction of closing conditions to be specified in a definitive agreement and other factors set forth from time to time in our filings with the Securities and Exchange Commission.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or cautionary statement.

CONTACT:
Theragenics Corporation
Frank Tarallo, 800-998-8479 - 770-271-0233
CFO & Treasurer
or
Lisa Rassel, 800-998-8479 - 770-271-0233
Manager of Investor Relations
www.theragenics.com